PBF Energy Reports First Quarter 2020 Results

•First quarter loss from operations of $1,366.8 million (excluding special items, first quarter loss from operations of $134.0 million)
•Completed sale of five hydrogen plants for cash proceeds of $530 million
•Reduced 2020 capital expenditures by approximately 50%, a more than $350 million reduction
•Implemented more than $250 million of additional cost reductions and cash conservation measures
•Improved liquidity with successful $1 billion notes offering in May

PARSIPPANY, NJ - May 15, 2020 - PBF Energy Inc. (NYSE:PBF) today reported first quarter 2020 loss from operations of $1,366.8 million as compared to income from operations of $364.6 million for the first quarter of 2019. Excluding special items, first quarter 2020 loss from operations was $134.0 million as compared to loss from operations of $141.4 million for the first quarter of 2019. PBF Energy's financial results reflect the consolidation of PBF Logistics LP (NYSE: PBFX), a master limited partnership of which PBF indirectly owns the general partner and approximately 48% of the limited partner interests as of quarter-end.

The company reported first quarter 2020 net loss of $1,062.5 million and net loss attributable to PBF Energy Inc. of $1,065.9 million or $(8.93) per share. This compares to net income of $241.4 million, and net income attributable to PBF Energy Inc. of $229.2 million or $1.89 per share for the first quarter 2019. Special items included in the first quarter 2020 results, which increased the net loss by a net, after-tax loss of $933.5 million, or $7.74 per share, consisted of a lower-of-cost-or-market ("LCM") inventory adjustment, change in Tax Receivable Agreement liability, debt extinguishment costs related to the redemption of the 7.00% senior notes due 2023 (the “2023 Senior Notes”) and change in the fair value of the earn-out provision included in connection with the Martinez acquisition (the "Contingent Consideration"). Adjusted fully-converted net loss for the first quarter 2020, excluding special items, was $143.2 million, or $(1.19) per share on a fully-exchanged, fully-diluted basis, as described below, compared to adjusted fully-converted net loss of $143.0 million or $(1.18) per share, for the first quarter 2019.

Tom Nimbley, PBF Energy's Chairman and CEO, said, “2020 has presented unexpected and unprecedented challenges and PBF has responded by taking several significant actions to ensure we navigate the current market successfully. Our employees have readily adjusted to new working conditions and continue to provide essential services.” Mr. Nimbley continued, “We implemented aggressive cost reduction measures and scaled back operations in response to the near-term, generational decline in demand. We took additional steps to increase our capital resources through the sale of hydrogen plants and a successful debt offering, thereby ensuring we have the resources to manage our business through the current and potential future downturns.” Mr. Nimbley concluded, “As more regions across the country are beginning the process of returning to work, we are already seeing an increase in product demand. We are at a delicate intersection on this path and PBF will continue to run our operations in a safe, reliable and environmentally responsible manner and we look forward to a sustainable return to work.”

Liquidity and Financial Position
As of May 1, 2020, after giving effect to the successful $1 billion notes offering in May, our liquidity was approximately $2 billion based on our estimated $805.0 million of cash, excluding cash held at PBF Logistics LP, and $151.0 million of additional, available borrowing capacity under our asset-backed revolving credit facility. Assuming current commodity prices remain relatively constant, we expect our liquidity to improve as working capital continues to normalize in May and our Revolving Credit Facility borrowing base increases.

On May 7, 2020, PBF announced that its indirect subsidiary, PBF Holding Company LLC successfully priced $1.0 billion of 9.25% senior secured notes due 2025 in a private offering. The offering closed on May 13, 2020.

Strategic Update and Outlook
The recent outbreak of the COVID-19 pandemic and certain developments in the global oil markets are negatively impacting worldwide economic and commercial activity and financial markets, as well as global demand for petroleum and petrochemical products. The COVID-19 pandemic and related governmental responses have also resulted in significant business and operational disruptions, including business closures, supply chain disruptions, travel restrictions, stay-at-home orders and limitations on the availability of workforces and has resulted in significantly lower demand for refined petroleum products.

We are actively responding to the impacts from these matters on our business. In late March and through early April 2020, we started reducing the amount of crude oil processed at our refineries in response to the decreased demand for our products and we temporarily idled various units at certain of our refineries to optimize our production in light of prevailing market conditions.

In March 2020, we announced initial expense reduction efforts that should result in a reduction in our 2020 operating expenses of approximately $125 million. We have subsequently identified additional reductions and currently estimate an aggregate reduction of approximately $140 million in our 2020 operating expenses budget. In addition, we are currently operating our refineries at minimum rates, a throughput reduction of approximately 30% versus our previous expectations. As the market conditions develop and the demand outlook becomes clearer, we will continue to adjust our operations, regionally and in total, in response. We expect near-term throughput to be in the 650,000 to 750,000 barrel per range for our refining system.

In addition to the steps above with respect to our operations, we are taking the following measures, some of which were previously announced in March 2020:
•Increased precautions to keep our employees healthy and safe, including social distancing, additional personal protective equipment and enhanced facility cleanings. We have not had to temporarily close any of our refineries due to a COVID-19 outbreak;
•Reduced 2020 planned capital expenditures by a total of more than $350 million, an increase from our originally announced $240 million reduction. This is an estimated aggregate reduction of approximately 50% to our previous 2020 budget. Early in the second quarter, PBF completed its only major turnaround activity for 2020 at its Toledo refinery. We intend to satisfy all required safety, environmental and regulatory capital commitments, while continuing to explore further opportunities to minimize our near-term capital expenditure requirements;
•Reduced corporate overhead expenses by over $20 million on an annual basis primarily through salary reductions;
•Suspended PBF Energy’s quarterly dividend of $0.30 per share, anticipated to preserve approximately $35 million of cash each quarter; and
•Evaluating various other liquidity and cash flow optimization options.

Sale of Hydrogen Plants
On April 17, 2020, we closed on the sale of five hydrogen plants to Air Products and Chemicals, Inc. for gross cash proceeds of $530.0 million. We will enter into off-take arrangements for hydrogen on terms in line with similar arrangements in place throughout our refining system.

Martinez Refinery Acquisition
On February 1, 2020, PBF completed its previously announced acquisition of the 157,000 barrel-per-day Martinez refinery, and related logistics assets, from Equilon Enterprises LLC d/b/a Shell Oil Products US. With the addition of Martinez, PBF's total throughput capacity is now over 1 million barrels per day and our combined Nelson Complexity increased to 12.8.
Adjusted Fully-Converted Results
Adjusted fully-converted results assume the exchange of all PBF Energy Company LLC Series A Units and dilutive securities into shares of PBF Energy Inc. Class A common stock on a one-for-one basis, resulting in the elimination of the noncontrolling interest and a corresponding adjustment to the company's tax provision.

Non-GAAP Measures
This earnings release, and the discussion during the management conference call, may include references to Non-GAAP (Generally Accepted Accounting Principles) measures including Adjusted Fully-Converted Net Income, Adjusted Fully-Converted Net Income excluding special items, Adjusted Fully-Converted Net Income per fully-exchanged, fully-diluted share, Income from operations excluding special items, gross refining margin, gross refining margin excluding special items, gross refining margin per barrel of throughput, EBITDA (Earnings before Interest, Income Taxes, Depreciation and Amortization), EBITDA excluding special items and Adjusted EBITDA. PBF believes that Non-GAAP financial measures provide useful information about its operating performance and financial results. However, these measures have important limitations as analytical tools and should not be viewed in isolation or considered as alternatives for, or superior to, comparable GAAP financial measures. PBF's Non-GAAP financial measures may also differ from similarly named measures used by other companies. See the accompanying tables and footnotes in this release for additional information on the Non-GAAP measures used in this release and reconciliations to the most directly comparable GAAP measures.

Conference Call Information
PBF Energy's senior management will host a conference call and webcast regarding quarterly results and other business matters on Friday, May 15, 2020, at 8:30 a.m. ET. The call is being webcast and can be accessed at PBF Energy's website, http://www.pbfenergy.com. The call can also be accessed by dialing (866) 342-8591 or (203) 518-9713, conference ID: PBFQ120. The audio replay will be available two hours after the end of the call through May 29, 2020, by dialing (800) 839-3607 or (402) 220-2970.

Forward-Looking Statements
Statements in this press release relating to future plans, results, performance, expectations, achievements and the like are considered “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. These forward-looking statements involve known and unknown risks, uncertainties and other factors, many of which may be beyond the company's control, that may cause actual results to differ materially from any future results, performance or achievements expressed or implied by the forward-looking statements. Factors and uncertainties that may cause actual results to differ include but are not limited to the risks disclosed in the company's filings with the SEC, as well as the risks disclosed in PBF Logistics LP's SEC filings and any impact PBF Logistics LP may have on the company's credit rating, cost of funds, employees, customer and vendors; risk relating to the securities markets generally; risks associated with the recent acquisition of the Martinez refinery, and related logistics assets; the duration and severity of the COVID-19 pandemic and certain developments in the global oil markets and their impact on the global macroeconomic conditions; and the impact of adverse market conditions affecting the company, unanticipated developments, regulatory approvals, changes in laws and other events that negatively impact the company. All forward-looking statements speak only as of the date hereof. The company undertakes no obligation to revise or update any forward-looking statements except as may be required by applicable law.

About PBF Energy Inc.
PBF Energy Inc. (NYSE:PBF) is one of the largest independent refiners in North America, operating, through its subsidiaries, oil refineries and related facilities in California, Delaware, Louisiana, New Jersey and Ohio. Our mission is to operate our facilities in a safe, reliable and environmentally responsible manner, provide employees with a safe and rewarding workplace, become a positive influence in the communities where we do business, and provide superior returns to our investors.

PBF Energy Inc. also currently indirectly owns the general partner and approximately 48% of the limited partnership interest of PBF Logistics LP (NYSE: PBFX).

###
Contacts:
Colin Murray (investors)
ir@pbfenergy.com
Tel: 973.455.7578

Michael C. Karlovich (media)
mediarelations@pbfenergy.com
Tel: 973.455.8994

PBF ENERGY INC. AND SUBSIDIARIES
EARNINGS RELEASE TABLES
CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
(Unaudited, in millions, except share and per share data)

	Three Months Ended
	March 31,
	2020	2019
Revenues	$5,277.5	$5,216.2

Cost and expenses:
Cost of products and other	5,963.3	4,209.2
Operating expenses (excluding depreciation and amortization expense as reflected below)	531.7	479.0
Depreciation and amortization expense	116.7	103.0
Cost of sales	6,611.7	4,791.2
General and administrative expenses (excluding depreciation and amortization expense as reflected below)	82.5	57.6
Depreciation and amortization expense	2.9	2.8
Change in fair value of contingent consideration	(52.8)	—
Total cost and expenses	6,644.3	4,851.6

Income (loss) from operations	(1,366.8)	364.6

Other income (expense):
Interest expense, net	(49.2)	(39.5)
Change in Tax Receivable Agreement liability	(11.6)	—
Change in fair value of catalyst obligations	11.7	(3.1)
Debt extinguishment costs	(22.2)	—
Other non-service components of net periodic benefit cost	1.0	(0.1)
Income (loss) before income taxes	(1,437.1)	321.9
Income tax (benefit) expense	(374.6)	80.5
Net income (loss)	(1,062.5)	241.4
Less: net income attributable to noncontrolling interests	3.4	12.2
Net income (loss) attributable to PBF Energy Inc. stockholders	$(1,065.9)	$229.2

Net income (loss) available to Class A common stock per share:
Basic	$(8.93)	$1.91
Diluted	$(8.93)	$1.89
Weighted-average shares outstanding-basic	119,380,210	119,880,915
Weighted-average shares outstanding-diluted	119,380,210	122,175,744

Dividends per common share	$—	$0.30

Adjusted fully-converted net income (loss) and adjusted fully-converted net income (loss) per fully exchanged, fully diluted shares outstanding (Note 1):
Adjusted fully-converted net income (loss)	$(1,076.7)	$231.4
Adjusted fully-converted net income (loss) per fully exchanged, fully diluted share	$(8.93)	$1.89
Adjusted fully-converted shares outstanding - diluted (Note 6)	120,589,008	122,175,744

See Footnotes to Earnings Release Tables

PBF ENERGY INC. AND SUBSIDIARIES
RECONCILIATION OF AMOUNTS REPORTED UNDER U.S. GAAP
(Unaudited, in millions, except share and per share data)

RECONCILIATION OF NET INCOME (LOSS) TO ADJUSTED FULLY-CONVERTED NET INCOME (LOSS) AND ADJUSTED FULLY-CONVERTED NET INCOME (LOSS) EXCLUDING SPECIAL ITEMS (Note 1)		Three Months Ended
		March 31,
		2020	2019
Net income (loss) attributable to PBF Energy Inc. stockholders		$(1,065.9)	$229.2
Less:	Income allocated to participating securities	0.1	0.1
Income (loss) available to PBF Energy Inc. stockholders - basic		(1,066.0)	229.1
Add:	Net income (loss) attributable to noncontrolling interest (Note 2)	(14.6)	3.1
Less:	Income tax benefit (expense) (Note 3)	3.9	(0.8)
Adjusted fully-converted net income (loss)		$(1,076.7)	$231.4
Special Items (Note 4):
Add:	Non-cash LCM inventory adjustment	1,285.6	(506.0)
Add:	Change in Tax Receivable Agreement liability	11.6	—
Add:	Debt extinguishment costs	22.2	—
Add:	Change in fair value of contingent consideration	(52.8)	—
Less:	Recomputed income taxes on special items (Note 3)	(333.1)	131.6
Adjusted fully-converted net income (loss) excluding special items		$(143.2)	$(143.0)

Weighted-average shares outstanding of PBF Energy Inc.		119,380,210	119,880,915
Conversion of PBF LLC Series A Units (Note 5)		1,208,798	1,206,325
Common stock equivalents (Note 6)		—	1,088,504
Fully-converted shares outstanding - diluted		120,589,008	122,175,744

Adjusted fully-converted net income (loss) per fully exchanged, fully diluted shares outstanding (Note 6)		$(8.93)	$1.89

Adjusted fully-converted net income (loss) excluding special items per fully exchanged, fully diluted shares outstanding (Note 4, 6)		$(1.19)	$(1.18)

		Three Months Ended
RECONCILIATION OF INCOME (LOSS) FROM OPERATIONS TO INCOME (LOSS) FROM OPERATIONS EXCLUDING SPECIAL ITEMS		March 31,
		2020	2019
Income (loss) from operations		$(1,366.8)	$364.6
Special Items (Note 4):
Add:	Non-cash LCM inventory adjustment	1,285.6	(506.0)
Add:	Change in the fair value of contingent consideration	(52.8)	—
Income (loss) from operations excluding special items		$(134.0)	$(141.4)

See Footnotes to Earnings Release Tables

PBF ENERGY INC. AND SUBSIDIARIES
RECONCILIATION OF AMOUNTS REPORTED UNDER U.S. GAAP
EBITDA RECONCILIATIONS (Note 7)
(Unaudited, in millions)

	Three Months Ended
	March 31,
RECONCILIATION OF NET INCOME (LOSS) TO EBITDA AND EBITDA EXCLUDING SPECIAL ITEMS	2020	2019

Net income (loss)	$(1,062.5)	$241.4
Add: Depreciation and amortization expense	119.6	105.8
Add: Interest expense, net	49.2	39.5
Add: Income tax (benefit) expense	(374.6)	80.5
EBITDA	$(1,268.3)	$467.2
Special Items (Note 4):
Add: Non-cash LCM inventory adjustment	1,285.6	(506.0)
Add: Change in Tax Receivable Agreement liability	11.6	—
Add: Debt extinguishment costs	22.2	—
Add: Change in the fair value of contingent consideration	(52.8)	—
EBITDA excluding special items	$(1.7)	$(38.8)

	Three Months Ended
	March 31,
RECONCILIATION OF EBITDA TO ADJUSTED EBITDA	2020	2019

EBITDA	$(1,268.3)	$467.2
Add: Stock-based compensation	9.6	8.0
Add: Net non-cash change in fair value of catalyst obligations	(11.7)	3.1
Add: Net non-cash change in fair value of contingent consideration (Note 4)	(52.8)	—
Add: Non-cash LCM inventory adjustment (Note 4)	1,285.6	(506.0)
Add: Change in Tax Receivable Agreement liability (Note 4)	11.6	—
Add: Debt extinguishment costs (Note 4)	22.2	—
Adjusted EBITDA	$(3.8)	$(27.7)

See Footnotes to Earnings Release Tables

PBF ENERGY INC. AND SUBSIDIARIES
EARNINGS RELEASE TABLES
CONDENSED CONSOLIDATED BALANCE SHEET DATA
(Unaudited, in millions)

	March 31,	December 31,
	2020	2019
Balance Sheet Data:
Cash and cash equivalents	$722.1	$814.9
Inventories	986.5	2,122.2
Total assets	9,134.1	9,132.4
Total debt	3,546.1	2,064.9

Total equity	2,479.5	3,585.5
Total equity excluding special items (Note 4, 13)	$3,503.3	$3,675.8

Total debt to capitalization ratio (Note 13)	59%	37%
Total debt to capitalization ratio, excluding special items (Note 13)	50%	36%
Net debt to capitalization ratio (Note 13)	53%	26%
Net debt to capitalization ratio, excluding special items (Note 13)	45%	25%

SUMMARIZED STATEMENT OF CASH FLOW DATA
(Unaudited, in millions)

	Three Months Ended March 31,
	2020	2019
Cash flows used in operating activities	$(235.8)	$(149.9)
Cash flows used in investing activities	(1,315.2)	(260.6)
Cash flows provided by financing activities	1,458.2	231.5
Net decrease in cash and cash equivalents	(92.8)	(179.0)
Cash and cash equivalents, beginning of period	814.9	597.3
Cash and cash equivalents, end of period	$722.1	$418.3

See Footnotes to Earnings Release Tables

PBF ENERGY INC. AND SUBSIDIARIES
EARNINGS RELEASE TABLES
CONSOLIDATING FINANCIAL INFORMATION (Note 8)
(Unaudited, in millions)

	Three Months Ended March 31, 2020
	Refining	Logistics	Corporate	Eliminations	Consolidated Total
Revenues	$5,260.0	$93.0	$—	$(75.5)	$5,277.5
Depreciation and amortization expense	105.4	11.3	2.9	—	119.6
Income (loss) from operations	(1,386.4)	47.7	(28.1)	—	(1,366.8)
Interest expense, net	0.8	12.8	35.6	—	49.2
Capital expenditures (Note 14)	1,304.1	6.1	5.0	—	1,315.2

	Three Months Ended March 31, 2019
	Refining	Logistics	Corporate	Eliminations	Consolidated Total
Revenues	$5,208.7	$78.8	$—	$(71.3)	$5,216.2
Depreciation and amortization expense	94.3	8.7	2.8	—	105.8
Income (loss) from operations (Note 15, 16)	389.5	34.2	(54.4)	(4.7)	364.6
Interest expense, net	0.5	12.1	26.9	—	39.5
Capital expenditures	247.1	11.2	2.3	—	260.6

	Balance at March 31, 2020
	Refining	Logistics	Corporate	Eliminations	Consolidated Total
Total Assets	$7,746.3	$1,088.7	$386.2	$(87.1)	$9,134.1

	Balance at December 31, 2019
	Refining	Logistics	Corporate	Eliminations	Consolidated Total
Total Assets	$8,154.8	$973.0	$52.7	$(48.1)	$9,132.4

See Footnotes to Earnings Release Tables

PBF ENERGY INC. AND SUBSIDIARIES
EARNINGS RELEASE TABLES
MARKET INDICATORS AND KEY OPERATING INFORMATION
(Unaudited)

	Three Months Ended
	March 31,
Market Indicators (dollars per barrel) (Note 9)	2020	2019
Dated Brent crude oil	$49.70	$63.26
West Texas Intermediate (WTI) crude oil	$45.56	$54.87
Light Louisiana Sweet (LLS) crude oil	$47.81	$62.38
Alaska North Slope (ANS) crude oil	$51.07	$64.39
Crack Spreads:
Dated Brent (NYH) 2-1-1	$9.96	$9.85
WTI (Chicago) 4-3-1	$7.37	$12.33
LLS (Gulf Coast) 2-1-1	$10.42	$9.89
ANS (West Coast-LA) 4-3-1	$13.36	$13.54
ANS (West Coast-SF) 3-2-1	$9.65	$11.14
Crude Oil Differentials:
Dated Brent (foreign) less WTI	$4.14	$8.39
Dated Brent less Maya (heavy, sour)	$8.87	$4.50
Dated Brent less WTS (sour)	$4.70	$9.55
Dated Brent less ASCI (sour)	$4.29	$2.35
WTI less WCS (heavy, sour)	$16.85	$9.96
WTI less Bakken (light, sweet)	$3.46	$(0.25)
WTI less Syncrude (light, sweet)	$1.80	$(0.04)
WTI less LLS (light, sweet)	$(2.25)	$(7.51)
WTI less ANS (light, sweet)	$(5.51)	$(9.52)
Natural gas (dollars per MMBTU)	$1.87	$2.87

Key Operating Information
Production (barrels per day ("bpd") in thousands)	867.0	737.7
Crude oil and feedstocks throughput (bpd in thousands)	852.9	743.1
Total crude oil and feedstocks throughput (millions of barrels)	77.6	66.9
Consolidated gross margin per barrel of throughput	$(17.19)	$6.35
Gross refining margin, excluding special items, per barrel of throughput (Note 4, Note 10)	$6.60	$6.38
Refinery operating expense, per barrel of throughput (Note 11)	$6.54	$6.78
Crude and feedstocks (% of total throughput) (Note 12)
Heavy	44%	32%
Medium	23%	32%
Light	19%	24%
Other feedstocks and blends	14%	12%
Total throughput	100%	100%
Yield (% of total throughput)
Gasoline and gasoline blendstocks	51%	46%
Distillates and distillate blendstocks	32%	32%
Lubes	1%	1%
Chemicals	1%	2%
Other	17%	18%
Total yield	102%	99%

See Footnotes to Earnings Release Tables

PBF ENERGY INC. AND SUBSIDIARIES
EARNINGS RELEASE TABLES
SUPPLEMENTAL OPERATING INFORMATION
(Unaudited)

	Three Months Ended
	March 31,
	2020	2019
Supplemental Operating Information - East Coast (Delaware City and Paulsboro)
Production (bpd in thousands)	327.8	299.7
Crude oil and feedstocks throughput (bpd in thousands)	329.3	305.0
Total crude oil and feedstocks throughput (millions of barrels)	30.0	27.5
Gross margin per barrel of throughput	$(13.61)	$1.16
Gross refining margin, excluding special items, per barrel of throughput (Note 4, Note 10)	$6.92	$3.35
Refinery operating expense, per barrel of throughput (Note 11)	$5.71	$6.37
Crude and feedstocks (% of total throughput) (Note 12):
Heavy	27%	25%
Medium	27%	52%
Light	28%	4%
Other feedstocks and blends	18%	19%
Total throughput	100%	100%
Yield (% of total throughput):
Gasoline and gasoline blendstocks	46%	43%
Distillates and distillate blendstocks	36%	31%
Lubes	2%	3%
Chemicals	1%	1%
Other	15%	20%
Total yield	100%	98%

Supplemental Operating Information - Mid-Continent (Toledo)
Production (bpd in thousands)	91.0	150.2
Crude oil and feedstocks throughput (bpd in thousands)	90.1	148.0
Total crude oil and feedstocks throughput (millions of barrels)	8.2	13.3
Gross margin per barrel of throughput	$(44.23)	$15.22
Gross refining margin, excluding special items, per barrel of throughput (Note 4, Note 10)	$1.16	$12.28
Refinery operating expense, per barrel of throughput (Note 11)	$8.38	$5.55
Crude and feedstocks (% of total throughput) (Note 12):
Medium	39%	29%
Light	59%	70%
Other feedstocks and blends	2%	1%
Total throughput	100%	100%
Yield (% of total throughput):
Gasoline and gasoline blendstocks	45%	53%
Distillates and distillate blendstocks	30%	36%
Chemicals	2%	6%
Other	24%	6%
Total yield	101%	101%

See Footnotes to Earnings Release Tables

PBF ENERGY INC. AND SUBSIDIARIES
EARNINGS RELEASE TABLES
SUPPLEMENTAL OPERATING INFORMATION
(Unaudited)

	Three Months Ended
	March 31,
	2020	2019
Supplemental Operating Information - Gulf Coast (Chalmette)
Production (bpd in thousands)	179.4	165.0
Crude oil and feedstocks throughput (bpd in thousands)	174.5	164.6
Total crude oil and feedstocks throughput (millions of barrels)	15.9	14.8
Gross margin per barrel of throughput	$(9.93)	$4.48
Gross refining margin, excluding special items, per barrel of throughput (Note 4, Note 10)	$8.07	$3.33
Refinery operating expense, per barrel of throughput (Note 11)	$4.67	$5.89
Crude and feedstocks (% of total throughput) (Note 12):
Heavy	41%	34%
Medium	30%	16%
Light	13%	37%
Other feedstocks and blends	16%	13%
Total throughput	100%	100%
Yield (% of total throughput):
Gasoline and gasoline blendstocks	45%	40%
Distillates and distillate blendstocks	33%	35%
Chemicals	2%	2%
Other	23%	23%
Total yield	103%	100%

Supplemental Operating Information - West Coast (Torrance and Martinez)
Production (bpd in thousands)	268.8	122.8
Crude oil and feedstocks throughput (bpd in thousands)	259.0	125.5
Total crude oil and feedstocks throughput (millions of barrels)	23.5	11.3
Gross margin per barrel of throughput	$(19.43)	$7.42
Gross refining margin, excluding special items, per barrel of throughput (Note 4, Note 10)	$7.09	$10.76
Refinery operating expense, per barrel of throughput (Note 11)	$8.21	$10.40
Crude and feedstocks (% of total throughput) (Note 12):
Heavy	81%	82%
Medium	7%	8%
Other feedstocks and blends	12%	10%
Total throughput	100%	100%
Yield (% of total throughput):
Gasoline and gasoline blendstocks	62%	51%
Distillates and distillate blendstocks	27%	24%
Other	15%	23%
Total yield	104%	98%

See Footnotes to Earnings Release Tables

PBF ENERGY INC. AND SUBSIDIARIES
RECONCILIATION OF AMOUNTS REPORTED UNDER U.S. GAAP
GROSS REFINING MARGIN / GROSS REFINING MARGIN PER BARREL OF THROUGHPUT (Note 10)
(Unaudited, in millions, except per barrel amounts)

	Three Months Ended		Three Months Ended
	March 31, 2020		March 31, 2019
RECONCILIATION OF CONSOLIDATED GROSS MARGIN TO GROSS REFINING MARGIN AND GROSS REFINING MARGIN EXCLUDING SPECIAL ITEMS	$	per barrel of throughput	$	per barrel of throughput
Calculation of consolidated gross margin:
Revenues	$5,277.5	$68.00	$5,216.2	$77.99
Less: Cost of sales	6,611.7	85.19	4,791.2	71.64
Consolidated gross margin	$(1,334.2)	$(17.19)	$425.0	$6.35
Reconciliation of consolidated gross margin to gross refining margin:
Consolidated gross margin	$(1,334.2)	$(17.19)	$425.0	$6.35
Add: PBFX operating expense	29.6	0.38	29.9	0.45
Add: PBFX depreciation expense	11.3	0.15	8.7	0.13
Less: Revenues of PBFX	(93.0)	(1.20)	(78.8)	(1.18)
Add: Refinery operating expense	507.5	6.54	453.4	6.78
Add: Refinery depreciation expense	105.4	1.36	94.3	1.41
Gross refining margin	$(773.4)	$(9.96)	$932.5	$13.94
Special Items (Note 4):
Add: Non-cash LCM inventory adjustment	1,285.6	16.56	(506.0)	(7.56)
Gross refining margin excluding special items	$512.2	$6.60	$426.5	$6.38

See Footnotes to Earnings Release Tables

PBF ENERGY INC. AND SUBSIDIARIES
EARNINGS RELEASE TABLES
FOOTNOTES TO EARNINGS RELEASE TABLES

(1) Adjusted fully-converted information is presented in this table as management believes that these Non-GAAP measures, when presented in conjunction with comparable GAAP measures, are useful to investors to compare our results across the periods presented and facilitates an understanding of our operating results. We also use these measures to evaluate our operating performance. These measures should not be considered a substitute for, or superior to, measures of financial performance prepared in accordance with GAAP. The differences between adjusted fully-converted and GAAP results are explained in footnotes 2 through 6.

(2) Represents the elimination of the noncontrolling interest associated with the ownership by the members of PBF Energy Company LLC ("PBF LLC") other than PBF Energy Inc., as if such members had fully exchanged their PBF LLC Series A Units for shares of PBF Energy's Class A common stock.

(3) Represents an adjustment to reflect PBF Energy’s estimated annualized statutory corporate tax rate of approximately 26.3% and 26.0% for the 2020 and 2019 periods, respectively, applied to net income (loss) attributable to noncontrolling interest for all periods presented. The adjustment assumes the full exchange of existing PBF LLC Series A Units as described in footnote 2.

(4) The Non-GAAP measures presented include adjusted fully-converted net income (loss) excluding special items, income (loss) from operations excluding special items, EBITDA excluding special items and gross refining margin excluding special items. Special items for the periods presented relate to LCM inventory adjustments, changes in the Tax Receivable Agreement liability, debt extinguishment costs and change in the fair value of contingent consideration, all as discussed further below. Additionally, the cumulative effects of all current and prior period special items on equity are shown in footnote 13.

Although we believe that Non-GAAP financial measures excluding the impact of special items provide useful supplemental information to investors regarding the results and performance of our business and allow for useful period-over-period comparisons, such Non-GAAP measures should only be considered as a supplement to, and not as a substitute for, or superior to, the financial measures prepared in accordance with GAAP.

Special Items:

LCM inventory adjustment - LCM is a GAAP requirement related to inventory valuation that mandates inventory to be stated at the lower of cost or market. Our inventories are stated at the lower of cost or market. Cost is determined using last-in, first-out ("LIFO") inventory valuation methodology, in which the most recently incurred costs are charged to cost of sales and inventories are valued at base layer acquisition costs. Market is determined based on an assessment of the current estimated replacement cost and net realizable selling price of the inventory. In periods where the market price of our inventory declines substantially, cost values of inventory may exceed market values. In such instances, we record an adjustment to write down the value of inventory to market value in accordance with GAAP. In subsequent periods, the value of inventory is reassessed and an LCM inventory adjustment is recorded to reflect the net change in the LCM inventory reserve between the prior period and the current period.

The following table includes the LCM inventory reserve as of each date presented (in millions):

	2020	2019
January 1,	$401.6	$651.8
March 31,	1,687.2	145.8

The following table includes the corresponding impact of changes in the LCM inventory reserve on income (loss) from operations and net income (loss) for the periods presented (in millions):

	Three Months Ended March 31,

	2020	2019
Net LCM inventory adjustment (charge) benefit in income (loss) from operations	$(1,285.6)	$506.0
Net LCM inventory adjustment (charge) benefit in net income (loss)	(947.5)	374.4

Debt Extinguishment Costs - During the three months ended March 31, 2020, we recorded pre-tax debt extinguishment costs of $22.2 million related to the redemption of the 2023 Senior Notes. These nonrecurring charges increased net loss by $16.4 million for the three months ended March 31, 2020. There were no such costs in the three months ended March 31, 2019.

Change in Tax Receivable Agreement liability - During the three months ended March 31, 2020 we recorded a change in the Tax Receivable Agreement liability that increased loss before income taxes and net loss by $11.6 million and $8.5 million, respectively. The changes in the Tax Receivable Agreement liability reflect charges or benefits attributable to changes in our obligation under the Tax Receivable Agreement due to factors out of our control, such as changes in tax rates. There was no change in the Tax Receivable Agreement liability during the three months ended March 31, 2019.

Change in Fair Value of Contingent Consideration - During the three months ended March 31, 2020 we recorded a change in the fair value of the contingent consideration primarily related to the change in our estimated earn-out liability associated with the Martinez Acquisition, which offset loss before income taxes and net loss by $52.8 million and $38.9 million, respectively.

(5) Represents an adjustment to weighted-average diluted shares outstanding to assume the full exchange of existing PBF LLC Series A Units as described in footnote 2 above.

(6) Represents weighted-average diluted shares outstanding assuming the conversion of all common stock equivalents, including options and warrants for PBF LLC Series A Units and performance share units and options for shares of PBF Energy Class A common stock as calculated under the treasury stock method (to the extent the impact of such exchange would not be anti-dilutive) for the three months ended March 31, 2020 and 2019, respectively. Common stock equivalents exclude the effects of performance share units and options and warrants to purchase 11,388,905 and 5,111,617 shares of PBF Energy Class A common stock and PBF LLC Series A Units because they are anti-dilutive for the three months ended March 31, 2020 and 2019, respectively. For periods showing a net loss, all common stock equivalents and unvested restricted stock are considered anti-dilutive.

(7) EBITDA (Earnings before Interest, Income Taxes, Depreciation and Amortization) and Adjusted EBITDA are supplemental measures of performance that are not required by, or presented in accordance with GAAP. Adjusted EBITDA is defined as EBITDA before adjustments for items such as stock-based compensation expense, the non-cash change in the fair value of catalyst obligations, the write down of inventory to the LCM, changes in the liability for Tax Receivable Agreement due to factors out of our control, such as changes in tax rates, debt extinguishment costs related to refinancing activities, and certain other non-cash items. We use these Non-GAAP financial measures as a supplement to our GAAP results in order to provide additional metrics on factors and trends affecting our business. EBITDA and Adjusted EBITDA are measures of operating performance that are not defined by GAAP and should not be considered substitutes for net income as determined in accordance with GAAP. In addition, because EBITDA and Adjusted EBITDA are not calculated in the same manner by all companies, they are not necessarily comparable to other similarly titled measures used by other companies. EBITDA and Adjusted EBITDA have their limitations as an analytical tool, and you should not consider them in isolation or as substitutes for analysis of our results as reported under GAAP.

(8) We operate in two reportable segments: Refining and Logistics. Our operations that are not included in the Refining and Logistics segments are included in Corporate. As of March 31, 2020, the Refining segment includes the operations of our oil refineries and related facilities in Delaware City, Delaware, Paulsboro, New Jersey, Toledo, Ohio, Chalmette, Louisiana, Torrance, California and Martinez, California. The Logistics segment includes the operations of PBF Logistics LP ("PBFX"), a growth-oriented master limited partnership which owns or leases, operates, develops and acquires crude oil and refined petroleum products terminals, pipelines, storage facilities and similar logistics assets. PBFX's assets primarily consist of rail and truck terminals and unloading racks, storage facilities and pipelines, a substantial portion of which were acquired from or contributed by PBF LLC and are located at, or nearby, our refineries. PBFX provides various rail, truck and marine terminaling services, pipeline transportation services and storage services to PBF Holding and/or its subsidiaries and third party customers through fee-based commercial agreements.

PBFX currently does not generate significant third party revenue and intersegment related-party revenues are eliminated in consolidation. From a PBF Energy perspective, our chief operating decision maker evaluates the Logistics segment as a whole without regard to any of PBFX’s individual operating segments.

(9) As reported by Platts.

(10) Gross refining margin and gross refining margin per barrel of throughput are Non-GAAP measures because they exclude refinery operating expenses, depreciation and amortization and gross margin of PBFX. Gross refining margin per barrel is gross refining margin, divided by total crude and feedstocks throughput. We believe they are important measures of operating performance and provide useful information to investors because gross refining margin per barrel is a helpful metric comparison to the industry refining margin benchmarks shown in the Market Indicators Tables, as the industry benchmarks do not include a charge for refinery operating expenses and depreciation. Other companies in our industry may not calculate gross refining margin and gross refining margin per barrel in the same manner. Gross refining margin and gross refining margin per barrel of throughput have their limitations as an analytical tool, and you should not consider them in isolation or as substitutes for analysis of our results as reported under GAAP.

(11) Represents refinery operating expenses, including corporate-owned logistics assets, excluding depreciation and amortization, divided by total crude oil and feedstocks throughput.

(12) We define heavy crude oil as crude oil with American Petroleum Institute (API) gravity less than 24 degrees. We define medium crude oil as crude oil with API gravity between 24 and 35 degrees. We define light crude oil as crude oil with API gravity higher than 35 degrees.

(13) The total debt to capitalization ratio is calculated by dividing total debt by the sum of total debt and total equity. This ratio is a measurement that management believes is useful to investors in analyzing our leverage. Net debt and the net debt to capitalization ratio are Non-GAAP measures. Net debt is calculated by subtracting cash and cash equivalents from total debt. We believe these measurements are also useful to investors since we have the ability to and may decide to use a portion of our cash and cash equivalents to retire or pay down our debt. Additionally, we have also presented the total debt to capitalization and net debt to capitalization ratios excluding the cumulative effects of special items on equity.

	March 31,	December 31,
	2020	2019
	(in millions)
Total debt	$3,546.1	$2,064.9
Total equity	2,479.5	3,585.5
Total capitalization	$6,025.6	$5,650.4

Total debt	$3,546.1	$2,064.9
Total equity excluding special items	3,503.3	3,675.8
Total capitalization excluding special items	$7,049.4	$5,740.7

Total equity	$2,479.5	$3,585.5
Special Items (Note 4)
Add: Non-cash LCM inventory adjustment	1,687.2	401.6
Add: Gain on Torrance land sale	(76.9)	(76.9)
Add: Change in Tax Receivable Agreement liability	(278.8)	(290.4)
Add: Debt extinguishment costs	47.7	25.5
Add: Early railcar return expense	52.3	52.3
Add: Change in fair value of contingent consideration	(52.8)	—
Less: Recomputed income taxes on special items	(375.1)	(42.0)
Add: Net tax expense on TCJA related special items	20.2	20.2
Net impact of special items to equity	1,023.8	90.3
Total equity excluding special items	$3,503.3	$3,675.8

Total debt	$3,546.1	$2,064.9
Less: Cash and cash equivalents	722.1	814.9
Net Debt	$2,824.0	$1,250.0

Total debt to capitalization ratio	59%	37%
Total debt to capitalization ratio, excluding special items	50%	36%
Net debt to capitalization ratio	53%	26%
Net debt to capitalization ratio, excluding special items	45%	25%

(14) The Refining segment includes capital expenditures of $1,176.2 million for the acquisition of the Martinez refinery in the first quarter of 2020.

(15) On April 24, 2019, PBFX entered into a contribution agreement with PBF LLC (the "TVPC Contribution Agreement"), pursuant to which PBF LLC contributed to PBFX all of the issued and outstanding limited liability company interests of TVP Holding Company LLC (“TVP Holding”) for total consideration of $200.0 million (the "TVPC Acquisition"). Prior to the TVPC Acquisition, TVP Holding owned a 50% equity interest in Torrance Valley Pipeline Company LLC (“TVPC”). Subsequent to the closing of the TVPC Acquisition on May 31, 2019, PBFX owns 100% of the equity interest in TVPC.

(16) Prior to the TVPC Contribution Agreement, the Logistics segment included 100% of the income from operations of TVPC, as TVPC was consolidated by PBFX. PBFX recorded net income attributable to noncontrolling interest for the 50% equity interest in TVPC held by PBF Holding. PBF Holding (included in the Refining segment) recorded equity income in investee related to its 50% noncontrolling ownership interest in TVPC. For purposes of our Condensed Consolidated Financial Statements, PBF Holding’s equity income in investee and PBFX’s net income attributable to noncontrolling interests eliminated in consolidation.